Exhibit 99.1
For Immediate Release
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
Waters Reports Fourth Quarter 2010 Financial Results
Milford, Massachusetts, January 25, 2011 — Waters Corporation (NYSE/WAT) reported fourth quarter 2010 sales of $484 million, an increase of 13% from sales of $429 million in the fourth quarter of 2009. In the quarter, foreign currency translation was about neutral to sales growth. On a GAAP basis, earnings per diluted share (E.P.S.) for the fourth quarter were $1.36 compared to $1.08 for the fourth quarter of 2009. On a non-GAAP basis, including the adjustments in the attached reconciliation, E.P.S. grew 23% to $1.38 from $1.12 in the fourth quarter of 2009.
For the full year, sales for the Company were $1.64 billion, an increase of 10% over sales of $1.50 billion in 2009 with foreign currency translation about neutral to sales growth. E.P.S. for 2010 were $4.06 compared to $3.34 in 2009. On a non-GAAP basis, including adjustments in the attached reconciliation, E.P.S. grew 19% to $4.09 from $3.45 in 2009.
Commenting on the Company’s 2010 performance, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “In the fourth quarter, a combination of strong uptake of our new system offerings, continued business expansion in Asian markets and an improvement in economic conditions drove sales growth. In addition, our continued focus on driving operational efficiency contributed to both record cash generation and record earnings per share.”
As communicated in a prior press release, Waters Corporation will webcast its fourth quarter 2010 financial results conference call this morning, January 25, 2011 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.com, choose “Investor Relations” and click on the “Live Webcast”. A replay will be available through February 2, 2010 at midnight eastern time, similarly by webcast and also by phone at 402-220-9703
CAUTIONARY STATEMENT
This release may contain “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, the impact on demand among the Company’s various market sectors from current economic difficulties and uncertainties; increased regulatory burdens as the Company’s business evolves, especially with respect to the U.S. Securities and Exchange Commission, U.S. Food and Drug Administration, and U.S. Environmental Protection Agency, among others; shifts in taxable income in jurisdictions with different effective tax rates; the outcome of tax examinations or changes in respective country legislation affecting the Company’s effective tax rate; the ability to access capital in volatile market conditions; fluctuations in capital expenditures by the Company’s customers, in particular large pharmaceutical companies; the ability to sustain and enhance service and consumable demand from the Company’s installed base of instruments; regulatory and/or administrative obstacles to the timely completion of purchase order documentation; introduction of competing products by other companies and loss of market share; pressures on prices from competitors and/or customers; regulatory, economic and competitive obstacles to new product introductions; other changes in demand from the effect of mergers and acquisitions by the Company’s customers; environmental and logistical obstacles affecting the distribution of products; risks associated with lawsuits and other legal actions, particularly involving claims for infringement of patents and other intellectual property rights; the impact of changes in accounting principles and practices; and foreign exchange rate fluctuations potentially affecting translation of the Company’s future non-U.S. operating results. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2009 and quarterly report on Form 10-Q for the period ended October 2, 2010 as filed with the Securities and Exchange Commission, which “Risk Factors” discussion is incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	December 31, 2010	December 31, 2009
Cash, cash equivalents and short-term investments	946,419	630,257
Accounts receivable	358,237	314,247
Inventories	204,300	178,666
Other current assets	72,515	49,206
Total current assets	1,581,471	1,172,376

Property, plant and equipment, net	215,060	210,926
Other assets	531,138	524,629
Total assets	2,327,669	1,907,931

Notes payable and debt	66,055	131,772
Accounts payable and accrued expenses	319,794	262,796
Total current liabilities	385,849	394,568

Long-term debt	700,000	500,000
Other long-term liabilities	173,023	164,414
Total liabilities	1,258,872	1,058,982

Total equity	1,068,797	848,949
Total liabilities and equity	2,327,669	1,907,931

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net sales	$483,578	$428,848	$1,643,371	$1,498,700
Cost of sales	189,253	170,131	653,303	594,882

Gross profit	294,325	258,717	990,068	903,818

Selling and administrative expenses (1) (2) (3) (5)	120,518	109,986	445,456	421,403
Research and development expenses	22,867	19,790	84,274	77,154
Purchased intangibles amortization	2,764	2,637	10,406	10,659

Operating income	148,176	126,304	449,932	394,602

Interest expense, net	(3,317)	(1,595)	(12,069)	(7,950)

Income from operations before income taxes	144,859	124,709	437,863	386,652

Provision for income taxes (4)	18,255	20,586	56,100	63,339

Net income	$126,604	$104,123	$381,763	$323,313

Net income per basic common share	$1.38	$1.10	$4.13	$3.37

Weighted-average number of basic common shares	91,583	94,516	92,385	95,797

Net income per diluted common share	$1.36	$1.08	$4.06	$3.34

Weighted-average number of diluted common shares and equivalents	93,344	96,111	94,057	96,862

(1)	Included in selling and administrative expenses for the three and twelve months ended December 31, 2010 are costs of less than $1 million and $2 million, respectively, associated with asset impairments related to certain Company facilities. Included in selling and administrative expenses for the twelve months ended December 31, 2009 are lease termination costs of $6 million.

(2)	Included in selling and administrative expenses for the three and twelve months ended December 31, 2010 are restructuring costs of less than $1 million and $1 million, respectively, related to cost reduction plans. Included in selling and administrative expenses for the three and twelve months ended December 31, 2009 are restructuring costs of $3 million and $4 million, respectively, related to cost reduction plans.

(3)	Included in selling and administrative expenses for the twelve months ended December 31, 2010 are costs of $3 million associated with a non-income tax audit settlement.

(4)	Included in the provision for income taxes for the twelve months ended December 31, 2010 is a net tax benefit of $8 million related to the reversal of a reserve for an uncertain tax position due to an audit settlement and a $2 million tax benefit related to the resolution of a pre-acquisition tax exposure. Included in the provision for income taxes for the twelve months ended December 31, 2009 is approximately $5 million of tax benefit associated with the reversal of a $5 million tax provision, which was originally recorded in 2008, related to the reorganization of certain foreign legal entities. The recognition of this tax benefit in 2009 was a result of changes in income tax regulations promulgated by the U.S. Treasury in February 2009.

(5)	Included in selling and administrative expenses for the twelve months ended December 31, 2009 are acquisition and other related costs of $1 million related to recent acquisitions.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Reconciliation of net income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Net income per diluted share	$1.36	$1.08	$4.06	$3.34

Adjustment for purchased intangibles amortization, net of tax	1,985	1,902	7,497	7,689
Net income per diluted share effect	0.02	0.02	0.08	0.08

Adjustment for asset impairments and lease termination costs, net of tax	302	—	1,761	3,723
Net income per diluted share effect	0.00	—	0.02	0.04

Adjustment for restructuring costs, net of tax	72	2,033	823	2,676
Net income per diluted share effect	0.00	0.02	0.01	0.03

Adjustment for reversal of income tax reserves upon audit settlement	—	—	(7,581)	—
Net income per diluted share effect	—	—	(0.08)	—

Adjustment for non-income tax audit settlement, net of tax	—	—	2,197	—
Net income per diluted share effect	—	—	0.02	—

Adjustment for one-time tax benefits	—	—	(1,500)	(4,555)
Net income per diluted share effect	—	—	(0.02)	(0.05)

Adjustment for acquisition-related costs, net of tax	—	—	—	1,078
Net income per diluted share effect	—	—	—	0.01

Adjusted net income per diluted share	$1.38	$1.12	$4.09	$3.45

The adjusted net income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions, net of the effective applicable statutory tax rates. Management has excluded the purchased intangibles amortization, asset impairments, lease termination costs, restructuring costs, reversal of income tax reserves upon audit settlement, non-income tax audit settlement, one-time tax benefits and acquisition-related costs from its non-GAAP adjusted amounts since management believes that these items are not directly related to ongoing operations, thereby providing management and investors with information that may help them to compare ongoing operating performance.